Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 1

Zhongpin Reports Higher Revenues and Lower Net Income for the Year 2012

BEIJING and CHANGGE, China, March 14, 2013 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ("Zhongpin" or the “Company,” Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher sales revenues and lower net income for the year ended December 31, 2012 compared with the year 2011.

Year 2012 highlights:

•	Sales revenues increased 13% to $1,639.6 million in 2012 from $1,456.2 million in 2011 primarily due to higher sales volume for pork products sold at lower average selling prices.

•	Net income decreased 31% to $44.1 million in 2012 from $64.2 million in 2011 primarily due to a lower gross profit margin, the cost of more employees to support expansion, higher salaries, higher promotional activities, rising labor and utility costs, and higher interest expenses. The higher expenses were mainly due to the higher volume of business and intense competitive pressure in the pork market due to the ongoing industry consolidation.

•	Basic earnings per share (based on net income attributable to Zhongpin shareholders) decreased 29% to $1.18 in 2012 from $1.66 in 2011. Weighted average basic shares outstanding decreased 3% to 37,273,652 shares in 2012 from 38,505,027 shares in 2011.

•	Diluted earnings per share (based on net income attributable to Zhongpin shareholders) decreased 29% to $1.18 in 2012 from $1.66 in 2011. Weighted average diluted shares outstanding decreased 3% to 37,328,792 shares in 2012 from 38,539,880 shares in 2011.

•	As of December 31, 2012, Zhongpin had 40,376,182 shares of common stock issued, of which 37,209,344 were outstanding and 3,166,838 were held as treasury stock.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin, said, “In 2012, our sales revenues increased 13 percent on higher tonnage at lower average prices, compared with 2011, primarily due to the intense competitive market pressure generated mainly by the continuing pork industry consolidation in China.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 2

“Our costs continued to increase, mainly in support of our current operations and planned expansions. As a result, our gross profit margin declined to 9.4% in 2012 from 10.7% in 2011 and our net profit margin declined to 2.7% in 2012 from 4.4% in 2011.

“We are sustaining our prudent expansions in geographic markets and operations to gain market share for our long-term success in the face of the ongoing industry consolidation. We are managing our costs to maintain as much gross and net profit margin as possible and are aggressively working to further increase our asset utilization, effectiveness, and efficiency.

“In 2013, we expect that the demand for pork in China should remain strong and that Zhongpin’s revenues from pork and pork products are likely to increase modestly based on higher tonnage sold at lower average prices, while live hog prices will remain at current levels, compared with 2012. We anticipate that our net profit margin in 2013 will decrease due to increased competition in the industry, the expected increase in labor cost and overheads, and the expected increase in quality assurance and control costs in response to increased importance on food safety placed by the government and consumers.”

Capacity and market expansions in 2012

Zhongpin is investing approximately $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights that it has already obtained. When completed, this new facility is expected to have an annual production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new production facility, Zhongpin plans to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with a production capacity of approximately 50,000 metric tons for prepared pork products started in the second quarter of 2011 and was completed in the second quarter of 2012. Trial production started in July 2012, and the plant has been in regular production since the end of the third quarter of 2012.

Zhongpin established a joint venture company in June 2011, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited. The joint venture company is financed by capital contributions and bank loans. All capital contributions to the joint venture company have been made. The joint venture company is expected to provide 20,000 sire boars annually. Upon the completion of the building of infrastructures for sire boar breeding in the third quarter of 2012, we leased the facility to a third party for annual rental in the amount of RMB 5.0 million.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 3

Zhongpin is investing approximately $18.0 million in a cold-chain logistics distribution center in Anyang, Henan province. This distribution center will have a temperature-adjustable warehouse with a floor area of approximately 27,000 square meters, processing capacity, a distribution center, and a quality control center. The distribution center will be used for third-party cold-chain logistics service. Zhongpin expects to put this distribution center into operation in the third quarter of 2013.

Zhongpin is investing approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu province, which is near Shanghai. The center will be built in three phases. The first phase will include a processing center, cold-chain logistics center, and business complex. Zhongpin invested about $35.0 million on the first phase that was put into operation in February 2013.

Zhongpin put a new by-products production facility in Changge, Henan province, into operation in November 2012, eight months after the construction began in March 2012. The new plant has an annual production capacity for 100 million meters of sausage casings and 300 billion units of raw material to make heparin sodium. Cost was approximately $10.5 million.

Zhongpin will be investing approximately $47.6 million to build a cold-chain logistics distribution center in Tangshan, Hebei province. This distribution center will have a 27,000 square meter temperature-adjustable warehouse, processing capacity, distribution center, and quality control center. This distribution center will be used for third-party cold-chain logistics service and is expected to be in operation in the fourth quarter of 2013.

In November 2012, Zhongpin decided to stop production in its Deyang Zhongpin facility in Sichuan province because its western location was inconsistent with Zhongpin’s strategy to focus on Central China, North China, East China, and Northeast China markets. As a result, Zhongpin’s annual capacity for chilled and frozen pork was reduced by 45,000 metric tons in 2012.

As of March 1, 2013, Zhongpin had an annual capacity of 683,760 metric tons for chilled and frozen pork, 176,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 909,760 metric tons. In addition, its annual capacity for sausage casings was 100 million meters and for the raw material to make heparin sodium was 300 billion units.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 4

Detailed guidance discontinued

In light of the pending going-private transaction, Zhongpin has discontinued its detailed guidance for the year 2013.

Sales revenues in 2012

Total sales revenues increased $183.4 million or 13% to $1,639.6 million in 2012 from $1,456.2 million in 2011 primarily due to higher sales volume for pork and pork products sold at lower average selling prices.

The higher revenues resulted mainly from continued increases in the number of retail outlets, geographic expansion of its distribution network and processing facilities, and higher sales to food service distributors in China, which were partially offset by the lower average pork price resulting from market fluctuations and industry competition. The following table shows tonnage, sales revenues, and average price per metric ton by product division for 2012 and 2011.

	Sales by Product Division
	Year ended December 31, 2012			Year ended December 31, 2011
	Metric tons	Sales revenues (millions)	Average price per metric ton	Metric tons	Sales revenues (millions)	Average price per metric ton
Pork and Pork Products
Chilled pork	393,462	$1,018.6	$2,589	309,545	$890.1	$2,876
Frozen pork	137,810	332.3	$2,411	134,537	347.7	$2,584
Prepared pork products	107,996	273.5	$2,533	88,505	202.5	$2,288
Vegetables and Fruits	15,427	15.2	$985	17,668	15.9	$900
Total	654,695	$1,639.6	$2,504	550,255	$1,456.2	$2,646

Chilled pork revenues increased on higher tonnage at lower average prices per metric ton. Chilled pork revenues increased 14% in 2012 from 2011. Chilled pork tonnage increased 27% and the average price per metric ton decreased 10% in 2012 from 2011. The higher revenues from chilled pork were mainly due to higher tonnage sold as a result of higher capacity, increased sales to existing customers, and increased volume of sales from new geographic markets, expanded points of sales, and added new customers, partly offset by the lower average selling price that resulted from fluctuations in market prices for chilled pork or chilled pork-related products in a more competitive market.

Zhongpin Inc.
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Frozen pork revenues decreased on higher tonnage at lower average prices. Frozen pork revenues decreased 4% in 2012 from 2011. Frozen pork tonnage increased 2% and the average price per metric ton decreased 7% in 2012 from 2011. The lower average selling price of frozen pork products was the result of fluctuations in market prices for frozen pork or frozen pork-related products in a more competitive market, which was partly offset by higher tonnage sold.

Prepared pork revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 35% in 2012 from 2011. Prepared pork tonnage increased 22% and the average price per metric ton increased 11% in 2012 from 2011. Prepared pork products are becoming more important to our business since customers are increasingly demanding them for their flavor and convenience and are willing to pay higher average prices for these products. We plan to gradually increase sales from prepared pork products by increasing our brand recognition and expanding our capacity for these products.

Pork products totaled 99.1% of total sales revenues in 2012 and 98.9% in 2011.

Geographic coverage and distribution channels

The sales of pork and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold in 2012 was partly attributable to our efforts to expand our geographic coverage and broaden our distribution channels since 2011.

The following table shows sales revenues by distribution channel. In 2012, sales to wholesalers and distributors accounted for 41% of sales revenues, restaurants and food services were 28%, retail channels were 29%, and import and export were 2%.

Zhongpin Inc.
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	Sales Revenues by Distribution Channel
U.S. $ in millions except %	Year ended December 31		Net	Percent
	2012	2011	change	change
Wholesalers and distributors	$679.7	$536.4	$143.3	27%
Restaurants and food services	460.1	416.2	43.9	11%
Retail channels	469.2	466.5	2.7	1%
Import and export	30.6	37.1	(6.5)	(18)%
Total	$1,639.6	$1,456.2	$183.4	13%

The increase in sales revenues from different distribution channels was mainly due to the following factors: (a) our production capacity has increased because we completed the expansion of our chilled and frozen pork processing facilities in Taizhou, Jiangsu province and in Changchun, Jilin province in December 2011, and the expansion of our prepared meat processing facilities in Changge, Henan province in July 2012. To increase the utilization of our new facilities, we focused our sales efforts on the wholesalers and distributors, as it is easier to achieve higher volume sales within this channel. As a result, we had significantly higher sales in the wholesalers and distributors channel than in other distribution channels, with the overall capacity utilization rate that was lower in 2012 from 2011 due to the capacity added by the new production facilities that were put into operation at the end of 2011 and middle of 2012; (b) we have built our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (c) we have increased the number of stores and other channels through which we sell our products; and (d) we believe consumers are placing more importance on food safety and are willing to pay higher prices for safe food products.

As of December 31, 2012, Zhongpin’s customers included 156 international and domestic fast food companies, 162 processing factories, and 1,389 school cafeterias, factory canteens, hotels, army bases, hospitals, and government departments. As of December 31, 2012, Zhongpin also sold directly to consumers in 3,490 retail outlets, including supermarkets, in China.

The following table shows the retail channels and number of stores and counters that generated sales volume in 2012 and 2011.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 7

	Numbers of Retail Stores and Counters (Generating Sales Volume)
	As of December 31,		Net	Percent
Retail channels	2012	2011	change	change
Showcase stores	158	162	(4)	(2)%
Branded stores	1,476	1,310	166	13%
Supermarket counters	1,856	1,956	(100)	(5)%
Total	3,490	3,428	62	2%

Geographic expansion and broader channel coverage together have been important factors in our long-term success, including in 2012. The table below shows the number of cities, subdivided by the size, in which we distribute our products through all of our distribution channels at the end of 2012 and 2011.

	Number of Cities by Tier for All Distribution Channels
	As of December 31,		Net	Percent
	2012	2011	change	change
First-tier cities (largest)	29	29	-	0%
Second-tier cities	136	134	2	1%
Third-tier cities	438	432	6	1%
Total cities	603	595	8	1%

Cost of Sales

Cost of sales primarily includes the costs of raw materials, labor costs, and overhead. Of the total cost of sales, the cost of raw materials typically accounts for about 96.0% to 96.4%, overhead typically accounts for 2.1% to 2.6%, and labor costs typically account for 1.4% to 1.5%, with slight variations from period to period. All of our meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to Zhongpin’s processing facility in Changge in Henan province. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all of the costs of raw materials. The increase in the cost of sales was consistent with but considerably higher than the increase in sales revenues.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 8

	Cost of Sales by Product Division
	Year ended December 31, 2012			Year ended December 31, 2011
	Metric tons	Amount (millions)	Average cost per metric ton	Metric tons	Amount (millions)	Average cost per metric ton
Pork and Pork Products
Chilled pork	393,462	$930.1	$2,364	309,545	$803.1	$2,594
Frozen pork	137,810	313.1	$2,272	134,537	324.1	$2,409
Prepared pork products	107,996	229.8	$2,128	88,505	164.5	$1,859
Vegetables and Fruits	15,427	13.2	$856	17,668	13.2	$747
Total	654,695	$1,486.2	$2,270	550,255	$1,304.9	$2,371

Gross profit margin (gross profit divided by sales revenues) decreased to 9.4% in 2012 from 10.4% in 2011 primarily due to (a) increased competition in the market, (b) the increase in write-off of VAT recoverable, (c) increased promotional activities to grow our market share, (d) the increase in overhead due to the higher labor costs and utility costs, and (e) higher quality control costs in response to increased importance placed by the government and consumers on food safety. As a result, the gross profit margin was lower than the level Zhongpin would expect to achieve once it fully integrates its new production facilities and expands into new regional markets for its products.

General, administrative, and selling expenses

General and administrative expenses increased $9.6 million or 33% to $38.8 million in 2012 from $29.2 million in 2011. As a percent of revenues, general and administrative expenses increased to 2.4% in 2012 from 2.0% in 2011. The higher general and administrative expenses in 2012 were primarily due to a $2.5 million increase in salary expenses resulted from hiring more employees required to support the expansion of the business, an increase in the average salary we paid to our employees, a $1.1 million increase in legal fees due to the proposed going private transaction, a $1.9 million increase in the bad debt provision due to increases in revenues and accounts receivable, and a $1.8 million increase in other taxes due to land and property placed into service in December 2011 for two new facilities in Taizhou and Changchun on which the Company started paying land and property taxes in the first quarter of 2012.

Selling expenses increased $4.0 million or 12% to $37.6 million in 2012 from $33.6 million in 2011. Selling expenses as a percent of revenues remained at 2.3% in 2012 and 2011. The higher selling expenses were primarily the result of a $1.4 million increase in salary expenses, a $0.9 million increase in supermarket management fees, and a $1.0 million increase in promotion expenses.

Zhongpin Inc.
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Impairment loss

Impairment loss increased $2.4 million or 150% to $4.0 million in 2012 from $1.6 million in 2011 primarily due to a $2.7 million increase in a provision for plant and equipment in our Deyang Zhongpin operation. In November 2012, we decided to stop production in the Deyang facility in Sichuan province in western China because our strategy is to focus on the Central China, North China, East China, and Northeast China markets. We will concentrate our resources on these markets. We evaluated the plant and equipment of Deyang Zhongpin and decided to accrue an impairment loss based on the difference between the book value and the estimated fair value of the plant and equipment.

Interest expense, net

Interest expense, net of interest income, increased $8.9 million or 41% to $30.4 million in 2012 from $21.5 million in 2011. The increase in interest expense was primarily the result of an increase of $113.0 million in short-term bank loans, an increase of $40.7 million in long-term bank loans, an increase of $41.7 million in bank notes payable, and an increase in the interest rates published by the People’s Bank of China, which increases were partly offset by an increase in interest income.

Other income and government subsidies

Other income and government subsidies increased $3.3 million or 79% to $7.5 million in 2012 from $4.2 million in 2011 primarily due to an increase in government subsidies of $1.4 million and an increase in other income of $2.0 million as a result of recognizing the exempted output VAT for fruits and vegetables as other income and the recognition of rental income from renting out the sire boar breeding facility in Henan.

Provision for income taxes

The enterprise income tax rate in China on income generated from the sale of prepared products is 25% and there is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The provision for income taxes increased $0.9 million in 2012 from 2011 due to higher sales of prepared pork products.

Zhongpin Inc.
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Net income

As a result of the foregoing, net income decreased $20.1 million or 31% to $44.1 million in 2012 from $64.2 million in 2011. The Company’s net profit margin (net income divided by sales revenues) declined to 2.7% in 2012 from 4.4% in 2011.

Earnings per share

The earnings per share numbers below are based on net income attributable to Zhongpin Inc. shareholders.

Basic earnings per share decreased 29% to $1.18 in 2012 from $1.66 in 2011. Weighted average basic shares outstanding decreased 3% to 37,273,652 shares in 2012 from 38,505,027 shares in 2011.

Diluted earnings per share decreased 29% to $1.18 in 2012 from $1.66 in 2011. Weighted average diluted shares outstanding decreased 3% to 37,328,792 shares in 2012 from 38,539,880 shares in 2011.

As of December 31, 2012, Zhongpin had 40,376,182 shares of common stock issued, of which 37,209,344 were outstanding and 3,166,838 were held as treasury stock.

For a discussion of Zhongpin’s results for 2011 compared with 2010, please see the Form 10-K that Zhongpin will file with the Securities and Exchange Commission on March 18, 2013.

Liquidity and capital resources

During the year 2012, Zhongpin’s cash and cash equivalents increased by $40.6 million. Cash and cash equivalents (excluding restricted cash) totaled $176.4 million as of December 31, 2012 compared with $135.8 million as of December 31, 2011. As of December 31, 2012, working capital (current assets minus current liabilities) was a negative $41.7 million, which is primarily because (i) we borrowed more short-term loans in 2012 in light of the proposed going private transaction, which resulted in more short-term loans outstanding at December 31, 2012, and (ii) we had a larger balance of the current portion of long-term loans outstanding at December 31, 2012 as a larger portion of the long-term loans we borrowed in prior years will mature in twelve months from December 31, 2012. We do not believe we have material risks to our financial position or results of operations in connection with our negative working capital. In 2013, we plan to borrow more long-term loans and use more operating cash to pay back short-term loans, in order to achieve a positive working capital balance.

Zhongpin Inc.
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Net cash provided by operating activities in 2012 was $35.4 million, primarily from net income that provided $44.1 million, depreciation and amortization that provided $25.8 million, a provision for allowance for bad debts that provided $2.5 million, an impairment loss that provided $4.0 million, accounts receivable and accounts payable that used a total of $50.9 million, purchase deposits that provided $7.5 million, inventories that provided $4.1 million, VAT tax refund receivable that used $3.5 million, and other items that provided $1.8 million, net.

Net cash used in investing activities in 2012 was $119.4 million, primarily for construction in progress, additions to land use rights, and prepayment and additions to property, plant, and equipment that together used $122.4 million.

Net cash provided by financing activities in 2012 was $124.0 million, primarily from the proceeds from loans and notes, net of repayments, that provided $134.2 million, repayment of a capital lease obligation that used $5.8 million, repurchases of common stock that used $2.8 million, and another item that provided $0.2 million.

As a result, including the effect from foreign currency exchange rate changes on cash, Zhongpin increased its cash and cash equivalents in 2012 by $40.6 million. Cash and cash equivalents on December 31, 2012 totaled $176.4 million compared with $135.8 million as of December 31, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $102.0 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling over the maturing loans into new short-term loans with the same lenders as the Company has done in the past.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 12

Conference call and webcast

Zhongpin will host its year 2012 earnings conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Friday, March 15, 2012, which is also 8:00 p.m. in China and Hong Kong on the same day.

The dial-in details for the live conference call are:

1 866 978 9970	U.S. toll free
1 800 033 457	Australia toll free
1 855 790 8866	Canada toll free
800 803 6103	China mainland toll free land line
400 681 6405	China mainland (small access fee) mobile
400 658 8165	China mainland (small access fee) mobile
8025 0180	Denmark toll free
0805 631 899	France toll free
3027 5500	Hong Kong local
180 940 6949	Israel toll free
005 3112 2600	Japan toll free
8002 8922	Luxembourg toll free
0800 022 7874	Netherlands toll free
800 120 6122	Singapore local
800 600 667	Spain toll free
0800 279 7785	United Kingdom toll free
1 866 978 9970	United States toll free
+852 3027 5500	International dial-in toll call

326 957#	Live call -- participant access code

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 13

A telephone playback of the call will be available after the conclusion of the conference call through 8:00 a.m. Eastern Daylight Time, March 29, 2013.

The dial-in details for the telephone playback are:

1 866 753 0743	U.S. toll free
1 800 792 965	Australia toll free
1 866 518 1652	Canada toll free
800 876 5016	China mainland toll free land line
8088 6774	Denmark toll free
0800 901 585	France toll free
3027 5520	Hong Kong local
0053 1121 925	Japan toll free
800 852 3586	Singapore toll free
0808 234 7126	United Kingdom toll free
1 866 753 0743	United States toll free
+852 3027 5520	International toll call

145 136#	Playback -- conference reference

About Zhongpin

Zhongpin Inc. is a leading meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,490 retail outlets as of December 31, 2012. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia.

For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

Zhongpin Inc.
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These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, the impacts of the proposed going private transaction, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)

Director of Investor Relations

Telephone +86 10 8455 4188 extension 106 in Beijing

ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)

Chief Financial Officer

Telephone +86 10 8455 4388 in Beijing

warren.wang@zhongpin.com

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 15

Christensen

Mr. Victor Kuo (English and Chinese)

Telephone +86 10 5826 4939 in Beijing

vkuo@christensenir.com

Mr. Tom Myers (English)

Mobile +86 139 1141 3520 in Beijing

tmyers@christensenir.com

www.zpfood.com

SOURCE: Zhongpin Inc.

Financial statements follow.

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 16

ZHONGPIN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in U.S. dollars)

	Years Ended December 31,
	2012	2011	2010
Revenues
Sales revenues	$1,639,603,334	$1,456,208,266	$946,720,275
Cost of sales	(1,486,217,828)	(1,304,879,663)	(835,990,804)
Gross profit	153,385,506	151,328,603	110,729,471

Operating expenses
General and administrative expenses	(38,828,805)	(29,232,976)	(24,062,697)
Selling expenses	(37,553,595)	(33,581,604)	(20,726,564)
Research and development expenses	(573,508)	(495,815)	(638,899)
Impairment loss	(4,048,453)	(1,614,167)	(1,015,780)
Total operating expenses	(81,004,361)	(64,924,562)	(46,443,940)

Income from operations	72,381,145	86,404,041	64,285,531

Other income (expense)
Interest expenses, net	(30,426,753)	(21,547,864)	(7,910,006)
Other income, net	2,223,272	233,075	1,953,667
Gain on disposal of a subsidiary	285,159	-	-
Government subsidies	5,310,979	3,933,821	4,184,302
Total other expense	(22,607,343)	(17,380,968)	(1,772,037)

Net income before taxes	49,773,802	69,023,073	62,513,494
Provision for income taxes	(5,658,623)	(4,808,041)	(4,233,525)

Net income after taxes	44,115,179	64,215,032	58,279,969
Net income (loss) attributable to non-controlling interests	(46,502)	5,695	-

Net income attributable to Zhongpin Inc. shareholders	44,068,677	64,220,727	58,279,969

Foreign currency translation adjustment	1,511,134	23,361,288	10,638,236
Foreign currency translation adjustment attributable to non-controlling interests	(2,227)	(33,388)	-
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	1,508,907	23,327,900	10,638,236

Comprehensive income	$45,626,313	$87,576,320	$68,918,205
Comprehensive income attributable to noncontrolling interests	(48,729)	(27,693)	-
Comprehensive income attributable to Zhongpin Inc. shareholders	$45,577,584	$87,548,627	$68,918,205

Basic earnings per common share	$1.18	$1.66	$1.67
Diluted earnings per common share	$1.18	$1.66	$1.65
Basic weighted average shares outstanding	37,273,652	38,505,027	34,837,656
Diluted weighted average shares outstanding	37,328,792	38,539,880	35,270,410

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 17

ZHONGPIN INC.

CONSOLIDATED  BALANCE  SHEETS

(Amounts in U.S. dollars)

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$176,441,332	$135,845,095
Restricted cash	109,954,161	91,444,216
Bank notes receivable	72,369,700	29,171,060
Accounts receivable, net of allowance for doubtful accounts of $4,775,526 and $2,323,920	85,167,801	40,161,898
Other receivables, net of allowance for doubtful accounts of $493,484 and $449,048	865,060	1,081,311
Purchase deposits	6,798,356	14,320,357
Inventories	37,979,226	41,944,020
Prepaid expenses	449,127	379,633
Allowance receivables	956,166	3,116,108
VAT recoverable (net)	32,719,543	30,472,864
Deferred tax assets	800,179	572,791
Other current assets	73,413	1,545,534
Total current assets	524,574,064	390,054,887

Long-term investment	477,289	476,122
Property, plant and equipment (net)	470,447,775	427,929,871
Deposits for purchase of land usage rights	17,285,461	27,930,404
Construction in progress	86,509,865	47,887,224
Land usage rights	116,785,769	96,981,393
Deferred charges	-	8,665
Other non-current assets	2,554,680	-
Total assets	$1,218,634,903	$991,268,566

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 18

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	$228,632,849	$115,653,574
Bank notes payable	219,333,386	177,627,006
Long-term loans - current portion	52,183,597	16,016,419
Capital lease obligation - current portion	-	5,769,600
Accounts payable	11,918,351	15,693,948
Other payables	24,053,321	26,873,586
Accrued liabilities	18,353,887	12,596,651
Deposits from customers	9,935,877	12,550,096
Tax payable	1,778,724	1,822,812
Deferred subsidy - current portion	84,852	68,773
Total current liabilities	566,274,844	384,672,465

Deferred tax liabilities	743,869	524,399
Deposits from customers - long-term portion	-	2,615,449
Long-term loans	101,792,652	97,261,330
Deferred subsidy - long-term portion	2,386,002	1,988,693
Total liabilities	671,197,367	487,062,336

Equity
Common stock:par value $0.001; 100,000,000 authorized; 40,376,182 and 40,355,502 shares issued as of December 31, 2012 and 2011; and 37,209,344 and 37,556,964 shares outstanding as of December 31, 2012 and 2011	40,376	40,355
Additional paid-in capital	240,063,993	239,364,449
Retained earnings	278,268,748	234,200,071
Treasury stock, at cost: 3,166,838 and 2,798,538 shares as of December 31, 2012 and 2011	(26,225,646)	(23,131,074)
Accumulated other comprehensive income	54,413,960	52,905,053
Total Zhongpin Inc. shareholders' equity	546,561,431	503,378,854
Non-controlling interests	876,105	827,376
Total shareholders' equity	547,437,536	504,206,230
Total liabilities and shareholders' equity	$1,218,634,903	$991,268,566

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 19

ZHONGPIN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in U.S. dollars)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$44,115,179	$64,215,032	$58,279,969
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	23,364,078	17,415,069	13,613,922
Amortization of land use rights	2,390,501	1,886,475	1,422,251
Staff welfare amortization	-	-	(356,074)
Provision for allowance for bad debt	2,478,601	714,685	464,311
Impairment loss	4,048,453	1,614,167	1,015,780
Other income	(148,961)	(43,123)	(1,139,783)
Deferred subsidy	(68,647)	-	-
Stock-based compensation	515,566	1,610,815	2,343,771

Changes in operating assets and liabilities:
Accounts receivable	(47,150,874)	(8,129,664)	(10,049,304)
Other receivables	(107,773)	(193,590)	(289,947)
Purchase deposits	7,524,762	(6,366,517)	(1,552,498)
Prepaid expenses	(68,486)	29,478	(195,997)
Inventories	4,050,162	(13,711,256)	8,194,171
Allowance receivables	2,158,305	(499,119)	(2,424,121)
VAT receivable	(3,498,272)	(9,611,116)	(7,150,913)
Deferred tax asset/liability, net	(7,765)	(10,696)	(26,560)
Other current assets	1,469,594	29,527	60,677
Long-term deferred charges	8,650	13,782	18,984
Accounts payable	(3,797,735)	6,542,278	(975,453)
Other payables	(2,745,655)	10,003,595	1,637,437
Deferred subsidy	475,248	2,007,167	-
Accrued liabilities	5,704,541	1,835,646	3,506,546
Taxes payable	(48,347)	132,678	(364,633)
Deposits from customers	(2,633,655)	3,778,601	2,693,920
Deposits from customers - long-term portion	(2,610,642)	542,973	(88,463)
Net cash provided by operating activities	35,416,828	73,806,887	68,637,993

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 20

Cash flows from investing activities:
Prepayment on property, plant, and equipment	(2,543,754)	-	-
Deposits for purchase of land use rights	(1,722,313)	(17,581,832)	(7,895,121)
Construction in progress	(98,675,648)	(134,970,620)	(55,719,217)
Additions to property and equipment	(9,416,974)	(16,504,812)	(10,925,116)
Additions to land use rights	(10,138,124)	-	(23,282,316)
Proceeds from sale of fixed assets	326,300	91,298	-
Increase in restricted cash	-	(71,236,828)	(2,530,627)
Long term investment	-	-	(443,151)
Proceeds from disposal of a subsidiary	2,740,042	-	-
Net cash used in investing activities	(119,430,471)	(240,202,794)	(100,795,548)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	(1,848,050)	145,479,016	(2,199,139)
Proceeds from short-term loans	296,364,990	159,472,347	107,559,768
Repayment of short-term loans	(184,151,102)	(140,749,090)	(103,171,859)
Proceeds from long-term loans	48,325,615	24,772,404	66,681,885
Repayment of long-term loans	(8,077,545)	(15,382,141)	(20,086,899)
Repayment of capital lease obligation	(5,758,997)	(6,576,095)	(6,729,655)
Proceeds from common stock issuance	-	66,356,662	-
Repurchase of common stock	(2,812,322)	(23,131,074)	-
Proceeds from exercised warrants and options	184,000	-	2,888,992
Capital contribution by non-controlling interest	-	799,953	-
Increase in restricted cash	(18,207,686)	-	-
Net cash provided by financing activities	124,018,903	211,041,982	44,943,093

Effect of rate changes on cash	590,977	7,026,834	2,404,389
Increase in cash and cash equivalents	$40,596,237	$51,672,909	$15,189,927
Cash and cash equivalents, beginning of year	135,845,095	84,172,186	68,982,259
Cash and cash equivalents, end of year	$176,441,332	$135,845,095	$84,172,186

Supplemental disclosures of cash flow information:
Cash paid for interest	$33,002,672	$22,387,434	$8,717,320
Cash paid for income taxes	$5,714,735	$4,675,144	$3,880,679

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 21

ZHONGPIN INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Amounts in U.S. dollars)

					Additional
	Common Stock		Treasury stock		paid-in
Part 1	Shares	Par value	Shares	Total cost	capital
Balance as of December 31, 2009	34,662,314	34,662	-	-	166,169,902
Warrants exercised (cashless)	135,057	135	-	-	(135)
Warrants exercised (cash)	497,789	498	-	-	2,503,454
Option exercised	43,000	43	-	-	384,997
Compensation expense for stock option granted	-	-	-	-	2,343,771
Net income for the year	-	-	-	-	-
Translation adjustment	-	-	-	-	-
Balance as of December 31, 2010	35,338,160	35,338	-	-	171,401,989
Warrants exercised (cashless)	17,342	17	-	-	(17)
Compensation expense for stock option granted	-	-	-	-	1,610,815
Common shares offering	5,000,000	5,000	-	-	66,351,662
Common share repurchase	-	-	(2,798,538)	(23,131,074)	-
Net income for the year	-	-	-	-	-
Translation adjustment	-	-	-	-	-
Capital contribution from non-controlling interests	-	-	-	-	-
Balance as of December 31, 2011	40,355,502	40,355	(2,798,538)	(23,131,074)	239,364,449
Warrants exercised (cashless)	680	1	-	-	(1)
Option exercised	20,000	20	-	-	183,980
Compensation expense for stock option granted	-	-	-	-	515,565
Common share repurchase	-	-	(368,300)	(3,094,572)	-
Net income for the year	-	-	-	-	-
Translation adjustment	-	-	-	-	-
Balance as of December 31, 2012	40,376,182	40,376	(3,166,838)	(26,225,646)	240,063,993

Zhongpin Inc.
Room 902, Building F, Phoenix Place, A5 Shuguangxili, Chaoyang District, Beijing, China 100028, telephone +86 10 8455 4188 extension 106, ir@zhongpin.com	page 22

			Total
		Accumulated	Zhongpin
		other	Inc.		Total
	Retained	comprehensive	shareholders'	Non-controlling	shareholders'
Part 2	earnings	income	equity	interest	equity
Balance as of December 31, 2009	111,699,375	18,938,917	296,842,856	-	296,842,856
Warrants exercised (cashless)	-	-	-	-	-
Warrants exercised (cash)	-	-	2,503,952	-	2,503,952
Option exercised	-	-	385,040	-	385,040
Compensation expense for stock option granted	-	-	2,343,771	-	2,343,771
Net income for the year	58,279,969	-	58,279,969	-	58,279,969
Translation adjustment	-	10,638,236	10,638,236	-	10,638,236
Balance as of December 31, 2010	169,979,344	29,577,153	370,993,824	-	370,993,824
Warrants exercised (cashless)	-	-	-	-	-
Compensation expense for stock option granted	-	-	1,610,815	-	1,610,815
Common shares offering	-	-	66,356,662	-	66,356,662
Common share repurchase	-	-	(23,131,074)	-	(23,131,074)
Net income for the year	64,220,727	-	64,220,727	(5,695)	64,215,032
Translation adjustment	-	23,327,900	23,327,900	33,388	23,361,288
Capital contribution from non-controlling interests	-	-	-	799,683	799,683
Balance as of December 31, 2011	234,200,071	52,905,053	503,378,854	827,376	504,206,230
Warrants exercised (cashless)	-	-	-	-	-
Option exercised	-	-	184,000	-	184,000
Compensation expense for stock option granted	-	-	515,565	-	515,565
Common share repurchase	-	-	(3,094,572)	-	(3,094,572)
Net income for the year	44,068,677	-	44,068,677	46,502	44,115,179
Translation adjustment	-	1,508,907	1,508,907	2,227	1,511,134
Balance as of December 31, 2012	278,268,748	54,413,960	546,561,431	876,105	547,437,536